Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HUDSON EXECUTIVE INVESTMENT CORP.,

TAILWIND MERGER SUB I, INC.,

TAILWIND MERGER SUB II, LLC

AND

GROOP INTERNET PLATFORM, INC.

dated as of

January 12, 2021

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- ii -

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EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Sponsor Support Agreement
Exhibit E	–	Form of First Merger Certificate
Exhibit F	–	Form of Second Merger Certificate
Exhibit G	–	Form of FIRPTA Certificate
Exhibit H	–	Form of Incentive Equity Plan
Exhibit I	–	Form of Employee Stock Purchase Plan

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 12, 2021, by and among Hudson Executive Investment Corp., a Delaware corporation (“Acquiror”), Tailwind Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Tailwind Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”) and Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to (a) adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Pre-Closing Restructuring Plan (as defined below) and effect the Pre-Closing Restructuring (as defined below);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the First Merger, be adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror Stockholders (the “Acquiror Board Recommendation”);

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Acquiror shall (i) subject to obtaining the Acquiror Stockholder Approval, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”), pursuant to which all outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock shall be converted into shares of Acquiror Common Stock, and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, at the Closing, the Sponsor, Acquiror, the Company, certain of the Pre-Closing Holders and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Acquiror have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have amended the HEC Forward Purchase Agreement, pursuant to which the Sponsor has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the Sponsor, up to 5,000,000 Acquiror Units in exchange for an aggregate purchase price of up to $50,000,000, on the terms and subject to the conditions set forth therein; and

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Acquiror Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $300,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Arrangements” has the meaning specified in Section 7.06

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Capital Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Common Stock” means the shares of common stock, par value $0.0001 per share, of the Acquiror after the filing of the Acquiror Charter.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Options” has the meaning specified in Section 3.06(e).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended, restated, modified or supplemented from time to time.

“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Disclosure Letter. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a)(v).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a)(v).

“Acquiror Stockholders” means the holders of shares of Acquiror Capital Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Transactions (“Antitrust Fees”), the cost of the D&O Tail to be obtained pursuant to Section 8.02 and Transfer Taxes, in each case, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Adjusted Assumed Vested Company Option Election Consideration” means (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d); provided, that the Eligible Cash-Out Vested Company Option shall mean an amount, expressed as a percentage, equal the Adjusted Assumed Vested Company Option Election Percentage.

“Adjusted Assumed Vested Company Option Election Percentage” means an amount, expressed as a percentage, (A)(I) the numerator of which is equal to the absolute value of the Available Excess Cash Amount, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Optionholder Cash Weighted Mixed Election Consideration” means (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d); provided, that the Eligible Cash-Out Vested Company Option shall mean an amount, expressed as a percentage, equal to the Adjusted Optionholder Cash Weighted Mixed Election Percentage.

“Adjusted Optionholder Cash Weighted Mixed Election Percentage” means an amount, expressed as a percentage, (A)(I) the numerator of which is equal to the absolute value of the result of (a) (i) the Closing Cash Consideration minus (ii) the amount of cash elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Share and Cash Weighted Mixed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Stock Election Consideration” means (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Adjusted Stock Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Adjusted Stock Election Percentage.

“Adjusted Stock Election Percentage” means an amount, expressed as a percentage, (A) a fraction, (I) the numerator of which is equal to the absolute value of the Available Cash Excess Amount, and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Stock Electing Shares and Assumed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Adjusted Stockholder Cash Weighted Mixed Election Consideration” means (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Adjusted Stockholder Cash Weighted Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Adjusted Stockholder Cash Weighted Mixed Election Percentage.

“Adjusted Stockholder Cash Weighted Mixed Election Percentage” means an amount, expressed as a percentage, (A) a fraction, (I) the numerator of which is equal to the absolute value of the result of (a) (i) Closing Cash Consideration minus (ii) the amount of cash that would be elected to be paid in respect of all Standard Mixed Electing Shares and Standard Mixed Electing Options but for the adjustment set forth in Section 3.02(b), and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00 divided by (B) a fraction, (I) the numerator of which is the sum of the total number of Cash Weighted Mixed Electing Shares and Cash Weighted Mixed Electing Options and (II) the denominator of which is the Aggregate Fully Diluted Company Common Stock.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the First Effective Time after giving effect to the Pre-Closing Restructuring or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the First Effective Time, minus (b) the Company treasury shares, if any, outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Antitrust Fees” has the meaning specified in the definition of “Acquiror Transaction Expenses”.

“Assumed Electing Option” has the meaning specified in Section 3.06(b)(i).

“Assumed Vested Company Option Election” means, with respect to any holder of Vested Company Options, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Assumed Vested Company Option Election Consideration”): a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Excess Amount” has the meaning specified in Section 3.02(b)(ii).

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the HEC Forward Purchase Agreement, minus (iv) expenses of Acquiror and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports (other than the Acquiror Transaction Expenses).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Election Amount” means (1) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Shares (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (2) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Consideration Shares (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (3) the aggregate amount of cash consideration elected by all holders of Standard Mixed Election Options (before giving effect to any adjustment pursuant to Section 3.02(b)), plus (4) the aggregate amount of cash consideration elected by all holders of Cash Weighted Mixed Election Options (before giving effect to any adjustment pursuant to Section 3.02(b)).

“Cash Election Excess Amount” has the meaning specified in Section 3.02(b)(i).

“Cash Weighted Mixed Electing Option” has the meaning specified in Section 3.06(b)(iii).

“Cash Weighted Mixed Electing Share” has the meaning specified in Section 3.02(a)(iii).

“Cancelled Option Portion” has the meaning specified in Section 3.06(c).

“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.

“Certificates” has the meaning specified in Section 3.03(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated June 8, 2020, as amended and in effect on the date hereof.

“Change in Recommendation” has the meaning specified in Section 9.02(a)(v).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to (a) the Available Closing Acquiror Cash minus (b) $250,000,000.00, minus (c) Acquiror Transaction Expenses set forth on the Acquiror Closing Statement, minus (d) Company Transaction Expenses set forth on the Company Closing Statement; provided, that, if the Closing occurs when the Closing Cash Consideration as otherwise determined by this definition would result in Closing Share Consideration that is less than the Minimum Share Consideration, then the Closing Cash Consideration for all purposes under this Agreement will be decreased by the minimum extent necessary such that the Closing Share Consideration equals the Minimum Share Consideration.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means $1,400,000,000.00.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing an amount equal to (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) Acquiror Transaction Expenses set forth on the Acquiror Closing Statement, minus (v) Company Transaction Expenses set forth on the Company Closing Statement, by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means that certain 2014 Stock Incentive Plan of Groop Internet Platform, Inc.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.001 per share, of the Company, of which shares have been designated as: (i) Series Seed Preferred Stock, (ii) Series Seed-1 Preferred Stock, (iii) Series Seed-2 Preferred Stock, (iv) Series A Preferred Stock, (v) Series B Preferred Stock, (vi) Series C Preferred Stock and (vii) Series D Preferred Stock.

“Company Record Date” has the meaning specified in Section 3.03(d)(ii).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the First Merger, and the Pre-Closing Restructuring Plan and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, and (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Company Transaction Expenses” means all accrued and unpaid fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, the cost of any D&O Tail, any bonuses payable by or at the direction of the Company in connection with the Closing that have not been accrued for by the Company as of the most recent accrual period ending immediately prior to the Closing and any retention bonuses and transaction bonuses paid or payable to employees, directors or independent contractors of the Company or its Subsidiaries by or at the direction of the Company in connection with the Closing (including the employer portion of any payroll or employment Taxes related thereto), and the employer portion of any payroll or employment Taxes related to or payable in connection with the payment of any cash amounts under this Agreement with respect to the Vested Company Options. “Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.07(b).

“Contracts” means any legally binding contracts, agreements, subcontracts and leases and all material amendments, written modifications and written supplements thereto.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Election” has the meaning specified in Section 3.03(d)(i).

“Election Deadline” has the meaning specified in Section 3.03(d).

“Election Period” has the meaning specified in Section 3.03(d)(ii).

“Eligible Cash-Out Vested Company Option” means (i) with respect to an Optionholder Cash Weighted Mixed Election, the Optionholder Cash Weighted Mixed Election Percentage of the shares of Company Common Stock subject to such Vested Company Option (rounded up to the nearest whole number), and (ii) with respect to an Optionholder Standard Mixed Election, the Optionholder Standard Mixed Election Percentage of the shares of Company Common Stock subject to such Vested Company Option (rounded up to the nearest whole number), in each case as it may be adjusted pursuant to Section 3.02(b).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Engaged Professional” means a psychiatrist, psychologist, therapist, mental health coach or other similar practitioner employed or under contract with the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414(t) of the Code.

“ESPP” has the meaning specified in Section 8.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Exchange Ratio” means the quotient obtained by dividing:

a)

a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (A) the Closing Merger Consideration, minus (B) the Sponsor Share Amount, minus (C) Acquiror Transaction Expenses set forth on the Acquiror Closing Statement, minus (D) Company Transaction Expenses set forth on the Company Closing Statement by (ii) $10.00; by

b)	the Aggregate Fully Diluted Company Common Stock.

“Excluded Share” has the meaning specified in Section 3.02(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Form of Election” has the meaning specified in Section 3.03(d)(ii).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article V or Article VI (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Closure” has the meaning specified in Section 7.03(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Information Laws” has the meaning specified in Section 5.11(b).

“HEC” means HEC Master Fund LP, a Delaware limited partnership.

“HEC Forward Purchase Agreement” means the Forward Purchase Agreement, entered into as of June 8, 2020, by and between Acquiror and HEC, as amended as of the date hereof and as further amended, restated, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Holder” has the meaning specified in Section 3.03(d).

“Incentive Equity Plan” has the meaning specified in Section 8.10.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any payroll or employment Taxes the payment of which has been deferred by such Person pursuant to Section 2302 of the CARES Act; and (v) all indebtedness of the type referred to in clauses (i) - (iv) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Executives” means the individuals set forth on Section 1.01(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any effect, occurrence, development, fact, condition or change (“Effect”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the request of the Acquiror, First Merger Sub or Second Merger Sub, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, (x) any cyberattack on or involving the Company or any of its Subsidiaries, (xi) any matters set forth on the Company Disclosure Letter, and (xii) any Effect to the extent actually known by those individuals set forth on Section 1.03 of the Acquiror Disclosure Letter on or prior to the date hereof; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which the Company and its Subsidiaries operate.

“Material B2B Customers” has the meaning specified in Section 5.24(a).

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Suppliers” has the meaning specified in Section 5.24(b).

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Share Consideration” means, solely to the extent the Company elects application hereof, the number of shares (rounded up to the nearest whole share) of Acquiror Common Stock that represents the minimum number of shares of Acquiror Common Stock that is required to ensure that the Mergers qualify for the Intended Income Tax Treatment (with such number of shares to be reasonably determined by tax counsel to the Company, taking into account reasonable expectations regarding the value of the Acquiror Common Stock on the Closing Date); provided, that the Company shall be eligible to elect the application hereof only if the Company has a good faith and reasonable belief that the volume-weighted average price of the Acquiror Common Stock on the Closing Date will be less than $10.00 per share. The Company will provide written notice to Acquiror no later than the second (2nd) Business Day prior to the Closing Date if it elects to apply the Minimum Share Consideration as used in this Agreement, which written notice shall include the Company’s calculation of the number of shares of Acquiror Common Stock described herein.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Optionholder Cash Weighted Mixed Election” means, with respect to a Vested Company Option, an election by the holder of such Vested Company Option to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Optionholder Cash Weighted Mixed Election Consideration”): (A) with respect to the Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Optionholder Cash Weighted Mixed Election Percentage” means, with respect to any holder of Vested Company Options that has properly made and not revoked or lost an Optionholder Cash Weighted Mixed Election in accordance with Section 3.03, a percentage equal to fifty percent (50%).

“Optionholder Standard Mixed Election” means, with respect to a Vested Company Option, an election by the holder of such Vested Company Option to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Optionholder Standard Mixed Election Consideration”): (A) with respect to the Eligible Cash-Out Vested Company Option, cash in an amount equal to (i) (a) the Per Share Merger Consideration multiplied by (b) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (ii) the aggregate exercise price applicable to each share of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d).

“Optionholder Standard Mixed Election Percentage” means, with respect to any holder of Vested Company Options that has properly made and not revoked or lost an Optionholder Standard Mixed Election in accordance with Section 3.03, an amount, expressed as a percentage, (I) the numerator of which is the Closing Cash Consideration and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“PEO” means any professional employer organization, including, without limitation, TriNet HR Corporation.

“PEO Sponsored Plan” means each Company Benefit Plan sponsored, contributed to or required to be contributed to by a PEO for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (x) Liens described on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time.

“Pre-Closing Restructuring” has the meaning specified in Section 7.08.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 7.08.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information. “Privacy Laws” expressly excludes the Healthcare Information Laws.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 9.02(a)(v).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means HEC Sponsor LLC, a Delaware limited liability company.

“Sponsor Share Amount” means $72,000,000.00.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Standard Mixed Electing Option” has the meaning specified in Section 3.06(b)(ii).

“Standard Mixed Electing Share” has the meaning specified in Section 3.02(a)(ii).

“Stock Electing Share” has the meaning specified in Section 3.02(a)(i).

“Stock Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stock Election Consideration”): a number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Stockholder Cash Weighted Mixed Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stockholder Cash Weighted Mixed Election Consideration”): (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Stockholder Cash Weighted Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration multiplied by (2) the Stockholder Cash Weighted Mixed Election Percentage.

“Stockholder Cash Weighted Mixed Election Percentage” means, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Cash Weighted Mixed Election in accordance with Section 3.03, a percentage equal to fifty percent (50%).

“Stockholder Standard Mixed Election” means, with respect to any Pre-Closing Holder, an election by such holder to receive the following, as it may be adjusted pursuant to Section 3.02(b) (the “Stockholder Standard Mixed Election Consideration”): (A) a number of shares of Acquiror Common Stock equal to (1) the Exchange Ratio multiplied by (2) the difference obtained by subtracting the Stockholder Standard Mixed Election Percentage from one (1), and (B) cash in an amount equal to (1) the Per Share Merger Consideration, multiplied by (2) the Stockholder Standard Mixed Election Percentage.

“Stockholder Standard Mixed Election Percentage” means, with respect to any Pre-Closing Holder that has properly made and not revoked or lost a Stockholder Standard Mixed Election in accordance with Section 3.03, equal to an amount, expressed as a percentage, (I) the numerator of which is the Closing Cash Consideration and (II) the denominator of which is equal to the sum of (a) the Closing Cash Consideration plus (b) the result of multiplying (i) the Closing Share Consideration by (ii) $10.00.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.03(b).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group, or pursuant to Law.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Total Pre-Closing Holder Consideration” has the meaning specified in Section 3.01.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the HEC Forward Purchase Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unvested Acquiror Option” has the meaning specified in Section 3.06(e).

“Unvested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is outstanding and not vested as of immediately prior to the First Effective Time.

“Vested Acquiror Option” has the meaning specified in Section 3.06(d).

“Vested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is vested and outstanding as of immediately prior to the First Effective Time (after taking into consideration any accelerated vesting that is required to occur as a result of the Transactions pursuant to the terms of the applicable award agreement that has not otherwise been waived by the holder thereof).

“Waived 280G Benefits” has the meaning specified in Section 7.06.

“Warrant Agreement” means that certain Warrant Agreement, dated June 8, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure

Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Capital Stock or rights to acquire Acquiror Capital Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”). Concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on the Acquiror Closing Statement; and (ii) all Company Transaction Expenses as set forth on the Company Closing Statement.

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 8.02, at the First Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of First Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “Groop Internet Platform, Inc.” Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Talkspace, LLC”.

Section 2.05 Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the First Effective Time, the board of directors and officers of the Surviving Corporation shall be as the Company may determine. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be as the Company may determine (it being understood that such managers and officers will be employees of the Company and its Subsidiaries).

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES;

MERGER CONSIDERATION

Section 3.01 Total Pre-Closing Holder Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in respect of shares of Company Stock held immediately prior to the First Merger shall consist of (i) the Closing Cash Consideration, less the aggregate cash amount payable in respect of Vested Company Options and (ii) the Closing Share Consideration, less the aggregate number of shares of Acquiror Common Stock underlying Vested Acquiror Options and Unvested Acquiror Options on a net exercise basis, in each case as set forth herein (collectively, the “Total Pre-Closing Holder Consideration”).

Section 3.02 Effect of First Merger on Company Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any shares of Company Stock (i) that are subject to Company Options, which shall be subject to Section 3.06, (ii) held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time and (iii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive, subject to Section 3.02(b):

(i) in the case of a share of Company Stock with respect to which a Stock Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Stock Electing Share”), the Stock Election Consideration;

(ii) in the case of a share of Company Stock with respect to which a Stockholder Standard Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 or with respect to which no election has been made (each, a “Standard Mixed Electing Share”), the Stockholder Standard Mixed Election Consideration; and

(iii) in the case of a share of Company Stock with respect to which a Stockholder Cash Weighted Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Cash Weighted Mixed Electing Share”), the Stockholder Cash Weighted Mixed Election Consideration.

(b) Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration and the Cash Weighted Mixed Election Consideration, together with the Assumed Vested Company Option Election Consideration and the Optionholder Cash Weighted Mixed Election Consideration, shall be subject to adjustment pursuant to this Section 3.02(b):

(i) If the Cash Election Amount exceeds the Closing Cash Consideration (the amount of such excess, the “Cash Election Excess Amount”), then:

(A) all Cash Weighted Mixed Electing Shares shall be converted into the right to receive the Adjusted Stockholder Cash Weighted Mixed Election Consideration; and

(B) all Cash Weighted Mixed Electing Options shall receive the Adjusted Optionholder Cash Weighted Mixed Election Consideration.

(ii) If the Closing Cash Consideration exceeds the Cash Election Amount (the amount of such excess, the “Available Cash Excess Amount”), then:

(A) all Stock Electing Shares shall be converted into the right to receive the Adjusted Stock Election Consideration; and

(B) all Assumed Electing Options shall receive the Adjusted Assumed Vested Company Option Election Consideration.

(iii) If the Closing Cash Consideration equals the Cash Election Amount, then there shall be no adjustment pursuant to this Section 3.02(b).

(iv) For purposes of this Section 3.02, all Dissenting Shares shall be deemed to be Standard Mixed Electing Shares.

(c) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Pre-Closing Holder Consideration as set forth in Section 3.02(a), subject to adjustment in accordance with Section 3.02(b), in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Stock shall be made thereafter.

(d) Notwithstanding anything in this Agreement to the contrary no fraction of a share of Acquiror Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.

(e) Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Each share of Company Stock held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(g) The Company acknowledges and agrees that (i) the Total Pre-Closing Holder Consideration is being allocated among the Pre-Closing Holders pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (i) will be in accordance with the Governing Documents of the Company (taking into account the Pre-Closing Restructuring); (ii) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder and (B) the portion of the Total Pre-Closing Holder Consideration allocated to each Pre-Closing Holder (divided into the portion of the Closing Cash Consideration and Closing Share Consideration (as a percentage) payable to such Pre-Closing Holder) after giving effect to such Pre-Closing Holder’s Election in accordance with Section 3.03(d), as adjusted pursuant to Section 3.02(b); (iii) notwithstanding anything in this Agreement to the contrary, in no event shall the consideration payable in connection with the Transactions in respect of all outstanding shares of Company Stock, Vested Company Options and Unvested Company Options exceed (A) an amount in cash equal to the Closing Cash Consideration and (B) a number of shares of Acquiror Common Stock (including shares of Acquiror Common Stock underlying Vested Acquiror Options and Unvested Acquiror Options on a net exercise basis) equal to the Closing Share Consideration (the “Maximum Consideration”); and (iv) to the extent the Allocation Schedule provided by the Company provides for aggregate consideration in excess of the Maximum Consideration, the Parties shall work together in good faith to correct such errors prior to the Closing. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Total Pre-Closing Holder Consideration on the Closing Date in accordance with Section 3.03(a) and completion of the transactions contemplated with respect to Company Options in Section 3.06, Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations outstanding as of the Closing Date with respect to the payment of the Total Pre-Closing Holder Consideration, and none of them shall have (i) any further obligations to any Pre-Closing Holder with respect to the payment of any consideration under this Agreement (including with respect to the Total Pre-Closing Holder Consideration), or (ii) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Total Pre-Closing Holder Consideration among each Pre-Closing Holder as set forth in the Allocation Schedule.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) the number of shares of Acquiror Common Stock equal to the Closing Share Consideration and (ii) the Closing Cash Consideration.

(b) Letter of Transmittal; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder (other than holders of Excluded Shares): (i) a Letter of Transmittal; and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(c)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Pre-Closing Holder that has delivered its Surrender Documentation with respect to such Pre-Closing Holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(c)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration in accordance with the Allocation Schedule, with: (A) any cash portion of the Total Pre-Closing Holder Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Pre-Closing Holder in the Letter of Transmittal; and (B) the equity portion of the Total Pre-Closing Holder Consideration being delivered via book-entry issuance, in each case, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Pre-Closing Holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Pre-Closing Holder Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Total Pre-Closing Holder Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

(d) Elections. Each holder on record of shares of Company Stock (not including the Excluded Shares) and Vested Company Options (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this Section 3.03(d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 3.03(d)(i) (an “Election”) whether such Holder desires to make a (i) Stockholder Standard Mixed Election, (ii) Stockholder Cash Weighted Mixed Election or (iii) Stock Election, in each case with respect to all shares of Company Stock held by such Holder, and/or an (i) Optionholder Standard Mixed Election, (ii) Optionholder Cash Weighted Mixed Election or (iii) Assumed Vested Company Option Election, in each case with respect to all Vested Company Options held by such Holder. An Election made by any Holder shall apply to all shares of Company Stock and Vested Company Options, as applicable, held by such Holder. If any Holder attempts to apply an Election to only a portion of such Holder’s shares of Company Stock or Vested Company Options, as applicable, or any Holder attempts to apply multiple Elections to such Holder’s shares of Company Stock or multiple Elections to such Holder’s Vested Company Options, as applicable, then all of such Holder’s shares of Company Stock or Vested Company Options, as applicable, shall be automatically treated as if such Holder made a Stockholder Standard Mixed Election or an Optionholder Standard Mixed Election, as applicable.

(ii) Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by Section 3.03(b), and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Form of Election to Holders as of the record date established by the Board of Directors of the Company (the “Company Record Date”), not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.

(iii) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.03. Any Holder that does not make a valid Election by the Election Deadline (including as a result of the Exchange Agent not receiving an Election by the Election Deadline) shall be deemed to have made a Stockholder Standard Mixed Election or an Optionholder Standard Mixed Election, as applicable.

(iv) Any Holder may, at any time during the Election Period, revoke or revise his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Stock or expiration or other termination of such Holder’s Vested Company Options after such Holder has made an Election shall automatically revoke such Election (and any such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 3.03(d)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article XI. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Stock or Vested Company Options (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the shares of Company Existing Common Stock or Vested Company Options covered by such Election shall, for purposes hereof, be deemed to be Standard Mixed Electing Shares or Standard Mixed Electing Options, as applicable.

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Total Pre-Closing Holder Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Total Pre-Closing Holder Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options.

(a) The Company shall take all actions necessary, including using reasonable efforts to obtain any requisite consents of the holders of the Company Options, to provide that, as of immediately prior to the First Effective Time, (i) each Vested Company Option shall be cancelled in part in respect of a cash payment as provided in Section 3.06(b) and shall be converted in part as provided in Section 3.06(c) and (ii) each Unvested Company Option shall be converted as provided in Section 3.06(d).

(b) Each Vested Company Option issued and outstanding immediately prior to the First Effective Time will be automatically deemed for all purposes to represent the right to receive, subject to Section 3.02(b):

(i) in the case of a Vested Company Option with respect to which an Assumed Vested Company Option Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, an “Assumed Electing Option”), the Assumed Vested Company Option Election Consideration;

(ii) in the case of a Vested Company Option with respect to which an Optionholder Standard Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 or with respect to which no election has been made (each, a “Standard Mixed Electing Option”), the Optionholder Standard Mixed Election Consideration;

(iii) in the case of a Vested Company Option with respect to which an Optionholder Cash Weighted Mixed Election has been properly made and not revoked or lost pursuant to Section 3.03 (each, a “Cash Weighted Mixed Electing Option”), the Optionholder Cash Weighted Mixed Election Consideration; and

(iv) notwithstanding the foregoing, (A) with respect to the holders of Company Options set forth on Section 3.06(b)(iv) of the Company Disclosure Letter, the Optionholder Cash Weighted Mixed Election Percentage with respect to each Vested Company Option held by each such holder shall be as set forth therein; provided, that in no event shall the foregoing adjustment result in the aggregate cash amount payable to Pre-Closing Holders and holders of Vested Company Options exceeding the Closing Cash Consideration, and (B) the Adjusted Stockholder Cash Weighted Mixed Election Percentage with respect to each Cash Weighted Mixed Electing Share shall be adjusted to such an amount so as to preserve the intended Optionholder Cash Weighted Mixed Election Percentage with respect to the Vested Company Options held by the individuals set forth on Section 3.06(b)(iv) of the Company Disclosure Letter, as compared to the Optionholder Cash Weighted Mixed Election Percentage for all Cash Weighted Mixed Electing Options.

(c) With respect to each Eligible Cash-Out Vested Company Option outstanding as of immediately prior to the First Effective Time that is entitled to receive a cash payment as set forth in Section 3.06(b), such portion of the Vested Company Option shall be automatically canceled

(such cancelled portion, the “Cancelled Option Portion”) in exchange for such cash payment, and Acquiror shall, within five Business Days after the First Effective Time, cause the Company’s (or the Surviving Corporation’s) payroll provider, on behalf of the Company, to deliver to each holder of a Vested Company Option the amount of cash such holder has the right to receive pursuant to Section 3.06(b). Notwithstanding anything in this Section 3.06 to the contrary, the cash amount payable in respect of each Vested Company Option pursuant to Section 3.06(b) shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(d) As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, a portion of each Vested Company Option that is then outstanding shall be assumed and converted into an option to purchase shares of Acquiror Common Stock, as described in this Section 3.06(d) (such assumed portion, the “Vested Acquiror Option”). The number of shares of Company Common Stock subject to such portion of the Vested Acquiror Option shall equal (i) the total number of shares of Company Common Stock subject to such Vested Company Option minus (ii) the number of shares (if any) of Company Common Stock subject to the Cancelled Option Portion of such Vested Company Option. Each such Vested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Vested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(d)). As of immediately prior to the First Effective Time, each such Vested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Vested Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(d) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Vested Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Vested Company Option that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(e) As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Unvested Company Option that is then outstanding shall be assumed and converted into an option to purchase shares of Acquiror Common Stock (each, an “Unvested Acquiror Option” and, collectively and together with the Vested Acquiror Options, the “Acquiror Options”). Each such Unvested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Unvested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(e)). As of immediately prior to the First Effective Time, each such Unvested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Unvested Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(e) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Unvested Company Options that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payments compensatory in nature for U.S. federal income tax purposes (including any payments to restricted shareholders), (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.05), Acquiror shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.07, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Closing Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Stockholder Standard Mixed Election Consideration in accordance with Section 3.02 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and each of the PIPE Investment proceeds and the HEC Forward Purchase Agreement proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Common Stock pursuant to the Subscription Agreements and the HEC Forward Purchase Agreement; (e) the number of shares of Acquiror Common Stock that may be issued upon the exercise of all Acquiror Warrants issued and outstanding as of the Closing after giving effect to the PIPE Investment, the HEC Forward Purchase Agreement and the exercise prices therefor; and (f) the Acquiror Transaction Expenses, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth its good faith calculation of (i) the Company Transaction Expenses and (ii) (A) the Closing Cash Consideration and (B) the Closing Share Consideration, in each case, determined based on the information provided in the Acquiror Closing Statement and (iii) an allocation schedule setting forth (A) the number and class of Equity Securities of the Company owned by each Pre-Closing Holder, (B) the portion of the Total Pre-Closing Holder Consideration allocated to each Pre-Closing Holder (divided into the portion of the Closing Share Consideration (as a percentage) payable to such Pre-Closing Holder), (C) on a holder-by-holder and award-by-award basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option, and (D) on a holder-by-holder and award-by-award basis, each Vested Company Option, the number of shares of Company Common Stock subject to the Cancelled Option Portion of each Vested Company Option, the applicable exercise price per share of each Vested Company Option, and the portion of the Closing Cash Consideration applicable to such Vested Company Option (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that, Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror Parties by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, the Company represents and warrants to Acquiror as follows:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. Other than the Company Stockholder Approval by the Requisite Company Stockholders, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 5.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (1) 114,092,838 shares of Company Common Stock, of which 11,813,602 shares are outstanding and (2) 84,389,164 shares of Company Preferred Stock, of which 83,395,815 are outstanding and convertible into 83,395,815 shares of Company Common Stock. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, 18,097,815 shares of Company Common Stock are issuable pursuant to outstanding Company Stock Options granted prior to the date of this Agreement. 744,656 shares of Company Common Stock are issuable pursuant to Company stock options that have been promised pursuant to contractual arrangements but not yet granted as of the date hereof (the “Promised Company Stock Options”). Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of January 8, 2021, (i) of holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) of holders of outstanding Company equity awards, including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable, which list shall include the Promised Company Stock Options and identifying them as such. Other than as set forth in this Section 5.06 or on Section 5.06 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Attached as Section 5.08(a) of the Company Disclosure Letter hereto are true and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheets of each of the Company and its Subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of operations and cash flows for the 9-month period then ended (such September 30, 2020 balance sheets, the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity (with respect to the Audited Financial Statements only) of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except, in the case of the Interim Financial Statements, for normal and recurring year-end adjustments and the absence of footnotes and other presentation items, in each case, the impact of which are not material to the entities named therein taken as a whole) and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained all material respects in accordance with applicable Laws.

Section 5.09 Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses or (d) disclosed on Section 5.09 of the Company Disclosure Letter.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Except as set forth on Section 5.10 of the Company Disclosure Letter there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11 Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect, since December 31, 2018 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (b) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries. As of the date hereof (A) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, and (B) no such investigations have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its Subsidiaries, each employed Engaged Professional, and to the Company’s knowledge, each contracted Engaged Professional is in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”).

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company and/or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material B2B Customer or Material Supplier;

(ii) each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year and is not terminable by the counterparty with more than one hundred and twenty (120) days’ notice, and (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries;

(iii) (x) Contracts entered into during the one (1) year prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing partnerships or joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(v) the top ten (10) Contracts with Engaged Professionals or otherwise involving the provision of medical services, measured by total spend during the fiscal year ended December 31, 2019;

(vi) each Contract with Governmental Authorities requiring aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(vii) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among the Company and its Subsidiaries;

(viii) Contracts that relate to the settlement or final disposition of any material Action within the last two (2) years pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $1,000,000;

(ix) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to any material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, and (F) licenses in respect of commercially available off-the-shelf software);

(x) Contracts with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries or any of their respective relatives or Affiliates (other than the Company or any of the Company’s Subsidiaries) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(x) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter) (“Affiliate Agreements”);

(xi) employment, severance, consulting, and similar Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $200,000 (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries); and

(xii) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, indicating which Company Benefit Plans are PEO Sponsored Plans. For purposes of this Agreement, “Company Benefit Plan” means each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), (b) pursuant to which the Company or any of its Subsidiaries could have any liability, other than any (i) statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority and (ii) multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), or (c) any plans sponsored by a PEO for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication) within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan, and with respect to each PEO Sponsored Plan, to the knowledge of the Company, has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits), or, with respect to each PEO Sponsored Plan, to the knowledge of the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan, and with respect to each PEO Sponsored Plan, to the knowledge of the Company, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.

(e) No Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States.

(j) Except as set forth on Section 5.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(k) Except as set forth on Section 5.13(k) of the Company Disclosure Letter, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

Section 5.14 Labor Matters.

(a) Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate list of each employee of the Company and its Subsidiaries as of a date reasonably close to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since December 31, 2018.

(f) As of the date hereof, the Company has not received written notice that any Key Executive presently intends to terminate his or her employment with the Company and its Subsidiaries. To the knowledge of the Company, no officer, supervisor or management personnel of the Company or any of its Subsidiaries has been accused, in the past three (3) years, of sexual harassment or sexual misconduct.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, and to the knowledge of the Company, no oral claim has been made, since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or required to file a Tax Return in respect of material Taxes in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) Except with respect to deferred revenue or prepaid revenues collected by the Company or its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(h) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Pre-Closing Holder or any of its Affiliates under any material Contract with a Pre-Closing Holder or any of its Affiliates that contains a material Tax gross-up provision that has not been furnished or made available to the Acquiror.

(k) The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(l) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(m) The Company is not currently, and has not been during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 5.16 of the Company Disclosure Letter there is no claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 5.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Company, its Subsidiaries and each Engaged Professional has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company, its Subsidiaries and the Engaged Professionals are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 5.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, (b) there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease, and (c) each lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions).

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business and (ii) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (B) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) The Company or one of its Subsidiaries has entered into Contracts to use all Intellectual Property other than Owned Intellectual Property that is used in the operation of the business of the Company and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”).

(c) The Registered Intellectual Property, Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted.

(d) (i) To the knowledge of the Company, the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, at any time after December 31, 2018, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action is currently pending, that challenges the validity or enforceability of any material Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. It is the practice of the Company and its Subsidiaries to require employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement to assign all such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the

Company or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former and current employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any material Owned Intellectual Property.

(f) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed under any license that (A) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, any of the source code for any material Company Software, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the Company Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their IT Systems and Software (and all data stored therein or transmitted thereby).

(h) The Company or one of its Subsidiaries owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted. The material IT Systems (i) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use and (ii) operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. Neither the IT Systems nor any Company Software: (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data); or (B) fails to comply, or would cause the Company or any of its Subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to any services rendered or products offered by the Company or any of its Subsidiaries in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse. To the knowledge of the Company, neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on their behalf has, since December 31, 2019 through and including the date of this Agreement, materially complied with (i) the Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained one or more commercially reasonable privacy policies regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies, and (ii) the Company’s and its Subsidiaries’ information security practices are and have been in material compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, any third party who has provided Personal Information to the Company and its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws. There have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written claim or commenced any written Action, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically.

Section 5.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since December 31, 2018 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes. Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest enterprise customers (measured by revenue during the fiscal year ended December 31, 2019) (collectively, the “Material B2B Customers”).

(b) Section 5.24(b) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest and current vendors, suppliers and service providers to the Company and its (measured by aggregate spend during the fiscal year ended December 31, 2019) (collectively, the “Material Suppliers”).

(c) The Company has not received any notice or threat in writing from any Material B2B Customer or Material Supplier since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company.

Section 5.26 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.27 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since December 31, 2017, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries has, since December 31, 2017, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) since December 31, 2018, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

Section 5.28 No Additional Representations or Warranties. Except as provided in and this Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror Parties or their Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror Parties to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Financial Ability; Trust Account) and Section 6.11 (Capitalization)), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and First Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub is duly formed and is validly existing as a requisite limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or to consummate the Transactions.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the Transactions, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror Stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions.

(d) To the knowledge of Acquiror, the execution, delivery and performance of any Transaction Agreement by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened in writing Actions against any Acquiror Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement. There is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and Securities Laws, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Acquiror Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $414,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of June 8, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated June 8, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 8, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 8, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To the knowledge of the Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including, to the knowledge of the Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Acquiror Party to enter into and perform its obligations under this Agreement. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) No Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter).

(d) There is no liability, debt or obligation of or claim or judgment against the Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since June 8, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquiror to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 6.09(e) of the Acquiror Disclosure Letter, the Acquiror has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s consolidated balance sheet for the nine months ended September 30, 2020, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made, since December 31, 2017 by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) No Acquiror Party (i) has been a party to any “reportable transaction” (other than a listed transaction) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any Acquiror Party after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) that do not primarily relate to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes). No Acquiror Party is a party to, is bound by, or has any obligation to the Sponsor or any of its Affiliates under any material Contract with the Sponsor or any of its Affiliates that contains a material Tax gross-up provision that has not been either furnished or made available to the Company or filed with the SEC. No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(j) No Acquiror Party has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(k) All of the membership interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

(l) Acquiror is not currently and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Acquiror has never owned an interest in another person, other than First Merger Sub and Second Merger Sub.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of Acquiror Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock of which

(A) 41,400,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement, (B) 10,350,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) 0 shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Preferred Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Capital Stock held by the Sponsors. As of the date hereof, Acquiror has issued 30,980,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements, the HEC Forward Purchase Agreement and the completion of the Mergers, the authorized capital stock of Acquiror will consist of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of Acquiror Common Stock, and (ii) 1,000,000 shares of Acquiror Preferred Stock, of which Acquiror has committed to issue 30,00,000 shares of Acquiror Common Stock to the PIPE Investors and up to 5,000,000 Acquiror Units to HEC, and to issue 10,350,000 shares of Acquiror Common Stock upon the conversion of Acquiror Class B Common Stock in accordance with the Sponsor Support Agreement, and Acquiror will have up to 33,480,000 Acquiror Warrants issued and outstanding, of which (A) up to 10,280,000 will be issued to the Sponsor, (B) up to 2,500,000 will be issued to HEC, and (C) 20,700,000 Acquiror Warrants will entitle the holder thereof to purchase Acquiror Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the HEC Forward Purchase Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Capital Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Capital Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 Nasdaq Listing. The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HECCU”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HEC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HECCW”. Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock or Acquiror Warrants from the Nasdaq or the SEC.

Section 6.13 PIPE Investment; HEC Forward Purchase.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $300,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

(c) Acquiror has delivered to the Company true, correct and complete copies of the HEC Forward Purchase Agreement, including all amendments thereto, entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of up to $50,000,000 (the “Forward Purchase Amount”). To the knowledge of Acquiror, with respect to the Sponsor, the HEC Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The HEC Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the HEC Forward Purchase Agreement violates or will violate any Laws. The HEC Forward Purchase Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the Sponsor. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount in accordance with the HEC Forward Purchase Agreement, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any HEC Forward Purchase Agreement not being satisfied, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the HEC Forward Purchase Agreement. The HEC Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the HEC Forward Purchase Agreement on the terms therein.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Interest in Competitors. No Acquiror Party owns any interest, nor does any of its Affiliates insofar as such Affiliate-owned interests would be attributed to such Acquiror Party under the HSR Act or any other antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.17 Acquiror Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing.

Section 6.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.19 No Additional Representations or Warranties. Except as provided in and this Article VI, neither the Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, set forth on Section 7.01 of the Company Disclosure Letter or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business). Without limiting the generality of the foregoing, except as required by Law, as required by this Agreement, as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, as set forth on Section 7.01 of the Company Disclosure Letter or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company or any of its Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for the issuance of shares of capital stock of the Company in connection with the exercise of Company Options that are outstanding as of the date hereof and that are either vested as of the date hereof or are required to vest following the date hereof pursuant to their terms;

(d) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets or properties of the Company and its Subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (C) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any Company Employee except for increases in salary or hourly wage rates made in the ordinary course of business to Company Employees with annual base salary less than $200,000 or for ordinary course annual salary increases for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive or termination payment to any Person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $200,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(i) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of the Company in connection with the exercise of Company Options solely as the result of net settlement for taxes and/or exercise price to the extent the Company is so required by the terms of the Company Option, (ii) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(m) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(n) issue any debt securities, incur indebtedness for borrowed money in excess of $1,000,000 other than in the ordinary course of business consistent with past practice, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(o) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(p) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(q) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(r) enter into, modify in any material respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (i), (iii), (iv), (vi), (viii) or (x) of Section 5.12(a), other than in the ordinary course of business consistent with past practice or as required by Law;

(s) acquire any ownership interest in any real property;

(t) fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Owned Intellectual Property, excluding any failures, dedications, or allowances made by the Company or its Subsidiaries in the ordinary course of business, or for any Owned Intellectual Property that is not used or useful in the business of the Company and its Subsidiaries or is not in the Company’s reasonable business judgment, commercially practical to maintain;

(u) make any change in any material respect to the policies or practices of the Company and its Subsidiaries regarding the payment of accounts payable, the collection of accounts receivable, including accelerating the receipt of amounts due with respect to any accounts receivables, or lengthening the period for payment of accounts payable, except for changes in the ordinary course of business consistent with past practice; or

(v) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 HSR Act and Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b) The Company shall promptly furnish to Acquiror copies of any material notices or written communications received by the Company or any of its Subsidiaries from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Subsidiaries and any Governmental Authority, with respect to the approval of the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Subsidiaries to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Subsidiaries, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 7.04 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by June 11, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 7.04 shall not serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit G.

Section 7.06 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of the Company has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than seven days prior to the Closing Date, solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than five days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than three days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than five days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.06 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Acquiror Arrangements”), Acquiror shall provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least fifteen days prior to the Closing Date and shall cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, however, that the Company’s failure to include the Acquiror Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 7.06 if Acquiror fails to provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least fifteen days before the Closing Date and/or fails to cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 7.06. In no event shall the Company be deemed in breach of this Section 7.06 if any “disqualified individual” refuses to execute a waiver or the stockholder vote is not obtained due to the Company’s stockholder not approving such Waived 280G Benefits. With respect to each time period set forth in this Section 7.06, such period may be shorter as agreed by the Parties, with such agreement not to be unreasonably withheld.

Section 7.07 Company Stockholder Approval. Company shall (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (A) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 7.08 Pre-Closing Restructuring. The Company shall take those actions set forth, and otherwise in the manner described, on Section 7.08 of the Company Disclosure Letter (such actions, the “Pre-Closing Restructuring” and such section of the Company Disclosure Letter, the “Pre-Closing Restructuring Plan”).

Section 7.09 Affiliate Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, Acquiror shall comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(e) Except as required by this Agreement, Acquiror shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to materially impair or delay Acquiror’s ability to consummate the Transactions or perform its obligations hereunder.

Section 8.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 300% of the last annual payment made by the Company or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company and/or its Subsidiaries prior to the date of this Agreement.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.03 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) issuance of Acquiror Common Stock at not less than $10 per share and issuance of up to 2,500,000 Acquiror Warrants at an exercise price per share of not less than $11.50 per share, in each case on the terms set forth in the Subscription Agreements and the HEC Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 8.03.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.04 PIPE Investment; HEC Forward Purchase Agreement. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the HEC Forward Purchase Agreement. Subject to the immediately preceding sentence, Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the HEC Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the HEC Forward Purchase Agreement to cause the Sponsor to pay to (or as directed by) Acquiror the applicable purchase price under the HEC Forward Purchase Agreement in accordance with its terms.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.05, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 8.06 Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, Nasdaq.

Section 8.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Acquiror Board of Directors, Committees and Officers.

(a) The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.09(a) of the Company Disclosure Letter are elected and appointed as directors of Acquiror effective at the Closing.

(b) The officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.

Section 8.10 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit H providing for the issuance of the number of shares of Acquiror Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company), (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit I providing for the issuance of the number of shares of Acquiror Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company) (the “ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12 Stockholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.13 Other Compensation Matters. Following the date of this Agreement and prior to the Closing Date, the Acquiror will utilize the services of an independent compensation consultant to review and make recommendations with respect to post-Closing compensation arrangements, and the Parties will work together to review the Company’s existing compensation arrangements for purposes of developing post-Closing market-based compensation arrangements, including terms and conditions relating to initial awards under the Incentive Equity Plan and customary employment agreements for key employees, taking into account such recommendations.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, to the extent agreed to by Acquiror, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus

(the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock that constitute the Closing Share Consideration and (B) the shares of Acquiror Common Stock that are subject to Acquiror Options (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Mergers and the other Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Stockholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the First Merger); (2) the issuance of shares of Acquiror Common Stock in connection with the First Merger (including as may be required under Nasdaq); (3) the amendment and restatement of the Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit A hereto; (4) the appointment of the individuals to the Acquiror’s board of directors in accordance with Section 8.09, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan and the ESPP; (6) any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (8) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Acquiror Stockholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Acquiror Stockholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Special Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 9.02(a)(v), and hold additional Special Meetings in order to obtain such approval. Acquiror may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall postpone or adjourn), for a period of no longer than fifteen (15) days and on a date no later than five (5) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Acquiror Stockholders and for such supplement or amendment to be promptly disseminated to Acquiror Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Acquiror Stockholder Approval; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Acquiror and the Company are parties under Section 368(b) of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except (i) if the Company has not elected the application of the Minimum Share Consideration and the Intended Income Tax Treatment does not satisfy a “more likely than not” Tax reporting standard because the Share Consideration Percentage is less than forty percent (40%) or (ii) as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters (except to the extent clause (i) of the prior sentence is applicable). For purposes of this Section 9.04(b): the “Share Consideration Percentage” shall mean a fraction, expressed as a percentage, (A) the numerator of which is the Share Consideration Value; and (B) the denominator of which is the sum of (I) the Share Consideration Value and (II) the portion of the Closing Cash Consideration paid to holders of Company Stock in the Mergers; and the “Share Consideration Value” shall mean the value as of the Closing Date of the Closing Share Consideration paid to holders of Company Stock in the Mergers, determined using the volume weighted average of trading prices of Acquiror Common Stock on the Closing Date (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source).

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment (provided that, for the avoidance of doubt, nothing in this Section 9.04(c) or any other provision in this Agreement shall constitute a representation or warranty abut the Company making or not making, or shall place any limit on the Company’s choice regarding making or not making, the election to apply the Minimum Share Consideration).

(d) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e) Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any Pre-Closing Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period. Any and all Tax allocation or Tax sharing agreements between Acquiror or any of its Subsidiaries, on the one hand, and any direct or indirect equityholder of Acquiror (or their Affiliates), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither Acquiror nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.05(b); provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.07 Employee Matters.

(a) Following the Closing, Acquiror shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements, provided, that such Company Benefit Plan was in effect immediately prior to the Closing and such Company Benefit Plan was disclosed on Section 5.13(a) of the Company Disclosure Letter.

(b) Except where applicable Law or the provisions of a Company Benefit Plan in effect as of the date hereof require more favorable treatment, Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing (each a “Continuing Employee”) (a) a base salary or wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) employee benefits (excluding equity, defined benefit pension and retiree medical benefits, except as required by applicable Law or the provisions of a Company Benefit Plan) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(c) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with any Company or any of the Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of a Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Companies, their Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(d) This Section 9.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.07, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.07 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.

(d) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing Approval. The shares of Acquiror Common Stock to be issued in connection with the Mergers and the other Transactions shall have been approved for listing on Nasdaq.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in the first and second sentences of Section 5.01 (Corporate Organization of the Company) and Section 5.03 (Due Authorization) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date). Section 5.06(a) and the first sentence of Section 5.06(b) (Current Capitalization) (collectively with the representations referred to in the immediately preceding sentence, the “Specified Representations”) shall be true and in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all respects other than de minimis inaccuracies).

(ii) The representations and warranties of the Company contained in Section 5.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within twenty (20) days after written notice of such breach has been delivered to the Acquiror (or if earlier, the Termination Date); provided, further, that no action that is contemplated by the Pre-Closing Restructuring Plan may be deemed to constitute nonperformance of such material covenant.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Other Closing Deliverables. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Acquiror (i) certified copies of the amended (or amended and restated) Governing Documents of the Company, duly approved and adopted by the board of directors of the Company and the Company stockholders in connection with the Pre-Closing Restructuring and (ii) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant and failed to cure within twenty (20) days after written notice of such breach has been delivered to the Company (or if earlier, the Termination Date).

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $400,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e) Other Closing Deliverables. At or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, to the Company a copy of the Registration Rights Agreement, duly executed by Acquiror and each Sponsor Party (as defined in the Registration Rights Agreement) party thereto.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 30, 2021 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if an Acquiror Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the First Merger or the Second Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; or (iv) if the Company does not deliver the Company Stockholder Approval duly executed by the Requisite Company Stockholders within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from the Company to the Acquiror if the Special Meeting has been held, Acquiror Stockholders have duly voted, and the Acquiror Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub to:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Attn: Douglas G. Bergeron, Douglas L. Braunstein and Jonathan Dobres

E-mail:   Doug.Bergeron@hudsonexecutive.com;

                 Douglas.Braunstein@hudsonexecutive.com

                 Jonathan.Dobres@hudsonexecutive.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Scott Golenbock and Iliana Ongun

E-mail: sgolenbock@milbank.com and iongun@milbank.com

(b)	If to the Company, to:

Groop Internet Platform Inc.

2578 Broadway #607

New York, New York 10025

Attention: Nisim Cohen

E-mail: nisim.cohen@talkspace.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill

E- mail: justin.hamill@lw.com

(c)	If to the Surviving Corporation or the Surviving Entity, to:

Groop Internet Platform, Inc.

2578 Broadway #607

New York, New York 10025

Attention: Nisim Cohen

E-mail: nisim.cohen@talkspace.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill

E- mail: justin.hamill@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from Douglas G. Bergeron or Douglas L. Braunstein expressly consenting to the matter or action in question in response to a request for consent pursuant to Section 7.01 shall suffice.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (and with respect to Acquiror, any and all Antitrust Fees); provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid, the Company Transaction Expenses, Acquiror Transaction Expenses, and other specified expenses of Acquiror or its Affiliates, in each case in accordance with Section 2.02. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Confidentiality Agreement, dated as of September 20, 2020, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such

Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Latham & Watkins LLP (“Counsel”) may serve as counsel to Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Counsel and the Company or Counsel and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other Transactions are consummated, all Privileged Communications related to such Transactions will become the property of (and be controlled by) the Seller Group, and none of Acquiror, the Company or any of its Subsidiaries or any of their respective

Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Acquiror is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, Acquiror shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

TAILWIND MERGER SUB I, INC.

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

TAILWIND MERGER SUB II, LLC

By:	/s/ Douglas Braunstein
Name:	Douglas L. Braunstein
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

GROOP INTERNET PLATFORM, INC.

By:	/s/ Oren Frank
Name:	Oren Frank
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]